Exhibit 23.a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements on Form S-3D (No. 333-153023), Form S-3D (No. 333-111905), and Form S-3 (No. 333-136106) of Farmers National Banc Corp. of our report dated March 13, 2009, which report is incorporated by reference in the December 31, 2008 Annual Report on Form 10-K of Farmers National Banc Corp.
/s/ Crowe Horwath LLP
Crowe Horwath LLP
Cleveland, Ohio
March 13, 2009